EX99.1

Acquisition of ASV Holdings, Inc. By Yanmar Closes

ASV Press Release 9/11/2019

GRAND RAPIDS, Minn. — ASV Holdings, Inc. (“ASV” or the “Company”) (NASDAQ: ASV), a leading provider of rubber-tracked compact track loaders and wheeled skid steer loaders in the compact construction equipment market, announced today that the previously-announced acquisition of ASV by Yanmar America Corporation, a subsidiary of Yanmar Holdings, LTD., has closed.

The transaction was announced on June 27, 2019 and received approval from ASV stockholders on September 4, 2019. As a result of the completion of the transaction, shares of ASV common stock were removed from listing on the Nasdaq Capital Market, with trading suspended at the close of business today.

About ASV Holdings, Inc.

ASV Holdings, Inc. is a designer and manufacturer of compact construction equipment. Its patented Posi-Track rubber tracked, multi-level suspension undercarriage system provides a competitive market differentiator for its Compact Track Loader (CTL) product line with brand attributes of power, performance and serviceability. Its wheeled Skid Steer Loaders (SSLs) also share the common brand attributes. Equipment is sold through an independent dealer network throughout North America, Australia, and New Zealand. The Company also sells OEM equipment and aftermarket parts. ASV owns and operates a 238,000 square-foot production facility in Grand Rapids, MN.

About Yanmar

With beginnings in Osaka, Japan, in 1912, Yanmar was the first to succeed in making a compact diesel engine of a practical size in 1933. Then, with industrial diesel engines as the cornerstone of its enterprise, Yanmar has continued to expand its product range, services, and expertise to deliver total solutions as an industrial equipment manufacturer. As a provider of small and large engines, agricultural machinery and facilities, construction equipment, energy systems, marine equipment, machine tools, and components, Yanmar’s global business operations span seven domains.

On land, at sea, and in the city, Yanmar’s mission of “providing sustainable solutions focused on the challenges customers face, in food production and harnessing power, thereby enriching people's lives for all our tomorrows” is a testament to Yanmar's determination to provide us with “A Sustainable Future.”

For more details, please visit the official website of Yanmar Co., Ltd.: https://www.yanmar.com/global/about/

Investor Contacts:

At Darrow Associates, Inc.

Peter Seltzberg, Managing Director, Investor Relations

(516) 419-9915

pseltzberg@darrowir.com

At ASV Holdings, Inc.

Andrew Rooke, Chief Executive Officer

(218) 327-5389

Andrew.rooke@asvi.com

Source: ASV Holdings, Inc.